Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-281909 and 333-280908) and Form S‑8 (Nos. 333-280313, 333-273933and 333‑265329) of Revelation Biosciences, Inc. of our report dated March 22, 2024, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on page F‑2 of this annual report on Form 10‑K/A for the year ended December 31, 2023.

/s/ BAKER TILLY US, LLP

San Diego, CA

September 23, 2024